Brooks Automation, Inc.
Tel (978) 262-2400
Fax (978) 262-2500
15 Elizabeth Drive Chelmsford, MA 01824

June 12, 2014

Mr. David C. Gray
8 Clemmons Street
Southborough, MA 01772

Dear David:

It has been a pleasure discussing our leadership roles at Brooks and I am pleased to offer you the position of Senior Vice President, Chief Strategy and New Business Officer. This position will be responsible for global strategy development and execution including new business and product strategy, M&A Strategy, and acquisition optimization through successful integration. You will report to me with the position based in Chelmsford, Massachusetts.

The terms of the offer are as follows:

1.
The base salary for this position will be $350,000 annually, paid biweekly. Your subsequent salary reviews will be conducted consistent with Brooks' policy for executives, generally on an annual basis with any changes effective January 1st.

2.
You are eligible to participate in the annual Performance Based Variable Compensation Plan for the 2014 fiscal year with an annual target of 60%. For the current 2014 plan year, we will recognize the time your performed services as a consultant to Brooks and calculate your award on the basis of your offered salary of $350,000. Payment of variable compensation is subject to your meeting the aggressive but achievable corporate, business unit and individual goals and objectives defined and agreed upon for 2014 and subsequent performance years.

3.
You will be a participant in the Company’s Executive Equity Incentive Plan (EIP) for FY 2014 and, subject to final Board approval at its next scheduled meeting, will receive an initial hire grant of 75,000 restricted stock units (RSUs). Fifty Thousand (50,000) of these will vest on a three year pro rata basis from November 6, 2013 and 25,000 will vest based on the achievement of established financial objectives and a continuing service requirement through November, 2016. In addition, subject to final Board approval, you will receive an equity grant of approximately 75,000 RSUs in November, 2014 for the FY 2015 equity plan with performance and time based restrictions.

4.
You will be eligible for our company sponsored benefit plans. Brooks Automation currently pays a majority of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance. The Company also offers a 401(k) savings and retirement plan with a 4.5% Company match, an Employee Stock Purchase Plan with a 15% discount, a Non-qualified Deferred Compensation Plan and a Flexible Leave time off policy.

Mr. David C. Gray

Dave, we have assembled an outstanding team of people committed to providing best in class automation, vacuum, life sciences and instrumentation solutions to the global semiconductor, life sciences and related industries.

You will be an important part of our leadership team and we are confident that your experience and skills will reward Brooks Automation, its shareholders and you personally. This offer is contingent upon an investigative consumer report (background check).

We look forward to your acceptance and our mutually agreed start date. Please sign and return one copy of this letter. Additionally, to expedite the hiring process you may fax a copy of your acceptance to me at 978-262-2508. If you have any questions, please call me at (978) 262-4337.

Sincerely,

Stephen S. Schwartz
Chief Executive Officer

cc:    Bill Montone
Mark Morelli
File

Enclosures

Acceptance:
	Signature	Date

Start Date